As filed with the Securities and Exchange Commission on April 11, 2018.

Registration No.  333-158096

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-158096

UNDER THE SECURITIES ACT OF 1933

AGILENT TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its charter)

Delaware	77-0518772
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)

5301 Stevens Creek Blvd.

Santa Clara, CA 95051

(Address, including zip code, of Registrant’s principal executive offices)

AGILENT TECHNOLOGIES, INC. 2018 STOCK PLAN

AGILENT TECHNOLOGIES, INC. 2009 STOCK PLAN

(Full title of the Plan)

Michael R. McMullen

Director, President and Chief Executive Officer

Agilent Technologies, Inc.

5301 Stevens Creek Blvd.

Santa Clara, CA 95051

(408) 553-7777

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Michael Tang, Esq.

P. Diana Chiu, Esq.

Agilent Technologies, Inc.

5301 Stevens Creek Blvd.

Santa Clara, CA 95051

(408) 553-7777

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer	☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

EXPLANATORY NOTE

The purpose of this Post-Effective Amendment No. 1 to Registration Statement No. 333-158096 (the “Post-Effective Amendment”) is to reflect the amendment and restatement of the Agilent Technologies, Inc. 2009 Stock Plan and its name change to the 2018 Stock Plan.

On March 18, 2009, Agilent Technologies, Inc., a Delaware corporation (“Agilent”), filed a Registration Statement on Form S-8 (Registration No. 333-158096) registering 25,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), for issuance in accordance with the terms of Agilent’s 2009 Stock Plan (the “2009 Plan Shares”), plus up to 38,000,000 additional shares of Common Stock of Agilent that, at the time, were subject to outstanding awards previously granted under Agilent’s 1999 Stock Plan, as amended, to the extent such awards were not exercised, or were forfeited, lapsed or expired or otherwise terminated without delivery of any Common Stock subject thereto after March 11, 2009, the effective date of the 2009 Plan, and that are eligible to be carried over to the 2009 Plan (the “Carry Over Shares” and together with the 2009 Plan Shares, the “Registered Shares”). The 2018 Stock Plan is the successor to and continuation of the 2009 Stock Plan which is the successor to and continuation of the 1999 Stock Plan.  Such registration statement is incorporated herein by reference.

On November 15, 2017, Agilent’s Board of Directors approved, subject to stockholder approval at the March 21, 2018 Annual Meeting of Stockholders, the amendment and restatement of the 2009 Stock Plan as the 2018 Stock Plan.  On March 21, 2018 (the “Effective Date”), the stockholders approved the amendment and restatement of the 2009 Stock Plan as the 2018 Stock Plan.

Agilent is filing this Post-Effective Amendment pursuant to SEC Compliance and Disclosure Interpretation 126.43 to amend Registration Statement No. 333-158096 to register the offer of the Registered Shares under the 2018 Stock Plan (as such shares would no longer be issuable under the 2009 Stock Plan). No new awards may be made under the 2009 Stock Plan from and after the Effective Date. No additional securities are being registered hereby.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, Agilent Technologies, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, United States on this 9th day of April 2018.

AGILENT TECHNOLOGIES, INC.
By:	/s/ MICHAEL R. MCMULLEN
Michael R. McMullen
Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael Tang and P. Diana Chiu, jointly and severally his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.  The following persons executed this power of attorney in the capacities and on the dates indicated below.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MICHAEL R. MCMULLEN
Michael R. McMullen	Director, President and Chief Executive Officer (Principal Executive Officer)	April 9, 2018

/s/ DIDIER HIRSCH
Didier Hirsch	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	April 10, 2018

/S/ RODNEY GONSALVES
Rodney Gonsalves	Vice President, Corporate Controllership (Principal Accounting Officer)	April 10, 2018

/S/ KOH BOON HWEE	Chairman of the Board of Directors	April 9, 2018
Koh Boon Hwee

/S/ HANS E. BISHOP	Director	April 9, 2018
Hans E. Bishop

/S/ PAUL N. CLARK	Director	April 9, 2018
Paul N. Clark

/s/ HEIDI KUNZ	Director	April 9, 2018
Heidi Kunz

/s/ DANIEL K. PODOLSKY, M.D.	Director	April 9, 2018
Daniel K. Podolsky, M.D.

/s/ SUE H. RATAJ	Director	April 9, 2018
Sue H. Rataj

/s/ GEORGE A. SCANGOS, PhD	Director	April 9, 2018
George A. Scangos, PhD

/s/ DOW R. WILSON	Director	April 10, 2018
Dow R. Wilson

/s/ TADATAKA YAMADA, M.D.	Director	April 9, 2018
Tadataka Yamada, M.D.

INDEX TO EXHIBITS

Exhibit No.	Description

10.1

Agilent Technologies, Inc. 2018 Stock Plan, incorporated herein by reference to Appendix B to Registrant’s 2018 Notice of Annual Meeting and Proxy Statement filed with the Securities Exchange Commission on February 8, 2018.